Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Synchrony Financial

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value	457(c) and 457(h)	4,007,252	$45.15	$180,927,427.80	0.00014760	$26,704.89

Total Offering Amounts					$180,927,427.80		$26,704.89

Total Fee Offsets							—

Net Fee Due							$26,704.89

(1)

Synchrony Financial (the “Registrant”) is filing this Registration Statement to register the issuance of 4,007,252 shares of common stock, par value $0.001 per share (the “Common Stock”), authorized for issuance under the Synchrony Financial 2024 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Pursuant to Rules 457(h)(1) and 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on June 25, 2024.